Exhibit 99.1

      BOOTS & COOTS ANNOUNCES RESULTS FOR FOURTH QUARTER 2004 AND FULL YEAR

    HOUSTON, March 15 /PRNewswire-FirstCall/ -- Boots & Coots International Well Control, Inc. (Amex: WEL), a global prevention, emergency response and restoration company for the oil and gas industry, today reported revenues for the fourth quarter of 2004 of $9.5 million compared with revenues of $8.9 million for the same period of 2003. Net income from continuing operations for the quarter was $0.5 million compared to $1 million for the fourth quarter of 2003. Results in the 2004 quarter include third party pass-through charges of $4.04 million for field personnel security. These charges significantly decreased operating margins for the quarter. Net income attributable to common shareholders was $0.4 million or $0.01 per diluted share in the fourth quarter of 2004, compared to a net income in the prior period of $1 million or $0.04 per diluted share.

    For the year, fiscal 2004 revenues were $24.2 million compared to revenues of $35.9 million for 2003. Loss from continuing operations was $0.3 million for 2004 compared to income of $6.6 million for 2003. Net loss was $0.2 million compared to a net income of $7.1 million in the prior year. The 2004 operating margins were reduced by the pass-though charges incurred during the fourth quarter. The 2003 period included a non-cash, non-recurring charge of $1.5 million related to the settlement of certain liabilities. Net loss attributable to common shareholders for 2004 was $1 million or $0.04 per share, compared to net income in 2003 of $5.9 million or $0.26 per diluted share.

    Earnings before interest, taxes, depreciation and amortization (EBITDA) were $2 million in 2004. For the fourth quarter, EBITDA was $0.5 million compared to $1.9 million in the fourth quarter of 2003.

    "We see ongoing success in our SafeGuard and WELLSURE(R) programs," stated Jerry Winchester, President and Chief Executive Officer. "Because of this, we expect our prevention revenues will almost double in 2005 to $15 million. On the response front, we're continuing to build on our global reputation as the premier response company and further strengthen our relationships with our customers, both in the US and abroad."

    "We have also experienced continued success in the strengthening of the company's capital structure. We generated $4.4 million cash flow from operations and are in a good financial condition," added Kirk Krist, Chairman of the Board. "The restructured agreement with our subordinated debt holders provides us with substantially greater flexibility in our long-term strategic planning and saves the company more than $400,000 per year in interest expense."

    Operational highlights include:

     * Prevention revenues were $1.8 million and $8.1 million for the fourth quarter and year, respectively. During 2004, the company secured two major SafeGuard contracts totaling approximately $23 million over the next five years. The company initiated services under these two contracts in January 2005. The company also secured 27 WELLSURE(R) contracts in 2004, bringing the total number of contracts to 61 at the end of 2004.

     * Response revenues were $7.8 million and $16.1 million for the fourth quarter and year, respectively.

     * Revenues earned from Iraq-related work were $7.9 million for the fourth quarter and $11.1 million for the year.

     * At December 31, 2004, the company reported working capital of $2.6 million and long-term debt of $6.1 million.

     * Shareholders' equity improved $0.8 million during the year to $1.2 million.

    The company will broadcast live via the Internet fourth quarter and year-end results for 2004 today at 1:00 pm Central Time (2:00 pm Eastern Time). To listen to the Webcast, log on to http://www.bncg.com/investor/invest.htm and click on the 2004 Earnings Webcast link. A replay of the Webcast will be available on the investor relations page of the company's Website within 24 hours of the call.

    About Boots & Coots
    Boots & Coots International Well Control, Inc., Houston, Texas, provides a suite of integrated oilfield services centered on the prevention, emergency response and restoration of blowouts and well fires around the world. Boots & Coots' proprietary risk management program, WELLSURE(R), combines traditional well control insurance with post-event response as well as preventative services, giving oil and gas operators and insurance underwriters a medium for effective management of well control insurance policies. The company's SafeGuard program, developed for regional producers and operators sponsored by Boots & Coots, provides dedicated emergency response services, risk assessment and contingency planning, and continuous training and education in all aspects of critical well management. For more information, visit the company's web site at http://www.bncg.com.

    Certain statements included in this news release are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Boots & Coots cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in Boots & Coots' SEC filings, which are available free of charge on the SEC's web site at http://www.sec.gov.

    Company contact: Kevin Johnson, Senior Vice President-Finance, 281-931-8884, investorrelations@bncg.com.

                 Boots & Coots International Well Control, Inc.
                          Summary Of Operating Results
            Three And Twelve Months Ended December 31, 2004 And 2003

                     (in thousands except per share amounts)

                               Three Months Ended       Twelve Months Ended
                                   December 31,             December 31,
                              ---------------------    ----------------------
                                 2004        2003         2004         2003
                              ---------   ---------    ---------    ---------
Revenue(a)                    $   9,520   $   8,927    $  24,175    $  35,935

Earnings Before Interest,
 Taxes, Depreciation and
  Amortization                $     450   $   1,901    $   1,955    $  11,230

Income From Continuing
 Operations*                  $     527   $     981    $    (290)   $   6,609

Income From Discontinued
 Operations, Net of
  Income Taxes                $      67   $     107    $      42    $     482

Net Income (Loss)*            $     594   $   1,088    $    (248)   $   7,091

Preferred Dividend
 Requirements and
  Accretion                   $     213   $     119    $     748    $   1,223

Net Income (Loss)
 Attributable to
Common Shareholders*          $     381   $     969    $    (996)   $   5,868

Basic Earnings  (Loss) Per
 Common Share:
 - Continuing Operations      $    0.01   $    0.04    $   (0.04)   $    0.25
 - Discontinued
   Operations                 $    0.00   $    0.00    $    0.00    $    0.02
 - Net Income (loss)          $    0.01   $    0.04    $   (0.04)   $    0.27

Diluted Earnings (Loss) Per
 Common Share:
 - Continuing Operations           0.01   $    0.04    $   (0.04)   $    0.24
 - Discontinued
   Operations                 $    0.00   $    0.00    $    0.00    $    0.02
 - Net Income (loss)          $    0.01   $    0.04    $   (0.04)   $    0.26

Weighted Average Common
 Shares
Outstanding
 - Basic                         29,439      27,057       28,142       21,878
 - Diluted                       30,156      27,440       28,142       22,218

* Includes non-cash, non
   recurring income
   (expense) of:                -- 0 --   $     (90)     -- 0 --    $  (1,487)

(a) The year and three months ended December 31, 2004 includes $4,040 of pass-through third-party charges related to personnel security.

                 Boots & Coots International Well Control, Inc.
                Reconciliation Between Consolidated Statement Of
        Operations And Earnings Before Interest, Taxes, Depreciation And
                                  Amortization

            Three and Twelve Months Ended December 31, 2004 and 2003
                                 (in thousands)

                                    Three Months Ended      Twelve Months Ended
                                        December 31,            December 31,
                                   --------------------    --------------------
                                     2004        2003        2004        2003
                                   --------    --------    --------    --------
Net Income (Loss)                  $    594    $  1,088    $   (248)   $  7,091
(Income) from Discontinued
 Operations, Net of
 Income Taxes                      $    (67)   $   (107)   $    (42)   $   (482)

Income Tax Expense (Benefit)       $   (364)   $    577    $    492    $  1,339

Interest Expense and Other         $    178    $    108    $    864    $  2,286

Depreciation and Amortization      $    109    $    235    $    889    $    996

Earnings Before Interest,
 Taxes, Depreciation
 and Amortization (EBITDA) (1)     $    450    $  1,901    $  1,955    $ 11,230

(1) Earnings before Interest, Income taxes, Depreciation, Depletion and Amortization ("EBITDA") is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculate and presented in accordance with GAAP in financial statements. "GAAP" refers to generally accepted accounting principles in the United States. Non- GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever we refer to a non GAAP financial measure, we also present the most directly comparable financial measure and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure. Management believes that EBITDA may provide additional information with respect to the Company's performance or ability to meet its debt service and working capital requirements.

                 Boots & Coots International Well Control, Inc.
                      Condensed Consolidated Balance Sheet
                                 (In Thousands)

                                                  December 31,
                                           --------------------------
                                              2004            2003
                                           ----------      ----------
Current Assets                             $   13,618      $   16,323

Current Liabilities                        $   11,065(a)   $    6,948

Total Working Capital (b)                  $    2,553      $    9,375

Total Assets                               $   18,393      $   19,726
Long Term Debt and Notes Payable (c)       $    6,148      $   12,398

Total Liabilities                          $   17,213      $   19,346

Total Shareholders' Equity                 $    1,180      $      380

(a) Includes $332 for Trouble Debt Restructuring interest related to the 2000 refinancing of the Prudential Loan Agreement.

(b) The company defines Working Capital as all current assets, including cash, less all current liabilities which includes current maturities of long term debt.

(c) Net of current maturities of long term debt.

Investor Contact:
Jennifer Tweeton
VOLLMER
713-970-2100
jennifert@vollmerpr.com
Stan Altschuler / Richard Cooper
Strategic Growth International
212-838-1444
mailto:info@sgi-ir.com

SOURCE  Boots & Coots International Well Control, Inc.
    -0-                             03/15/2005
    /CONTACT: Kevin Johnson, Boots & Coots International Well Control, Inc., Senior Vice President-Finance, +1-281-931-8884, investorrelations@bncg.com Investors, Jennifer Tweeton of VOLLMER, +1-713-970-2100, jennifert@vollmerpr.com; or Stan Altschuler, or Richard Cooper, both of Strategic Growth International, +1-212-838-1444, info@sgi-ir.com, all for Boots & Coots International Well Control/
    /Web site:  http://www.bncg.com
                http://www.bncg.com/investor/invest.htm /